Exhibit 99.1

NEWS	FOR IMMEDIATE RELEASE

First American Financial Corporation Appoints

Darryl d. button to Board of Directors

SANTA ANA, Calif., Nov. 3, 2026 – First American Financial Corporation (NYSE: FAF), a premier provider of title, settlement and risk solutions for real estate transactions and the leader in the digital transformation of its industry, announced today that Darryl D. Button has been appointed to the company’s board of directors.

A highly accomplished insurance and financial services executive with more than 25 years of senior leadership experience at regulated financial services organizations in the U.S. and Europe, Button has served since April 2022 as president and chief executive officer of Pacific Mutual Holding Company, the parent company of Pacific Life Insurance Company and Pacific Life & Annuity Company. Button has extensive expertise in corporate strategy, capital and risk management, regulatory engagement, and technology-enabled transformation.

“We are pleased to welcome Darryl to First American’s board,” said Dennis J. Gilmore, executive chairman of First American Financial Corporation. “Darryl’s extensive leadership experience, including his insight in spearheading strategy and transformation across complex global financial services and insurance enterprises, will further deepen our board’s expertise as First American continues to innovate and deploy new technologies across its business.”

Before becoming Pacific Life’s chief executive officer, Button served as the company’s chief financial officer from 2017 to 2021. Previously, Button served as chief financial officer of Aegon N.V., a global financial services holding company headquartered in the Netherlands, from 2013 to 2016, capping a 17-year tenure with Aegon that included senior finance and actuarial leadership roles across its U.S. and European operations. His responsibilities at Aegon spanned global finance, capital and liquidity management, actuarial, reporting, treasury, tax and investor relations.

Button currently serves on the boards of Pacific Mutual Holding Company and its principal insurance subsidiaries and is chairman of the Pacific Life Foundation. He previously served on the executive board of Aegon N.V. and as chairman of the board of Transamerica Life Canada. He also serves as a director of the American Council of Life Insurers and the CEO

First American Financial Corporation Appoints Darryl D. Button to Board of Directors

Leadership Alliance of Orange County. Button earned a bachelor of mathematics in actuarial science from the University of Waterloo. He is a fellow of the Society of Actuaries and the Canadian Institute of Actuaries, as well as a member of the American Academy of Actuaries.

About First American

First American Financial Corporation (NYSE: FAF) is a premier provider of title, settlement, and risk solutions for real estate transactions. With its combination of financial strength and stability built over more than 135 years, innovative proprietary technologies, and unmatched data assets, the company is leading the digital transformation of its industry. First American also provides data products to the title industry and other third parties; valuation products and services; mortgage subservicing; home warranty products; banking, trust and wealth management services; and other related products and services. With total revenue of $7.5 billion in 2025, the company offers its products and services directly and through its agents throughout the United States and abroad. In 2026, First American was named one of the 100 Best Companies to Work For by Great Place to Work®and Fortune Magazine for the eleventh consecutive year. More information about the company can be found at www.firstam.com.

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Media Contact:	Investor Contact:
Marcus Ginnaty Corporate Communications First American Financial Corporation 714-250-3298	Craig Barberio Investor Relations First American Financial Corporation 714-250-5214